Exhibit 10.7

FOURTH AMENDMENT TO LEASE

(Albuquerque, NM)

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 29th day of January, 2018, by and between Syufy Properties, Inc., a California corporation (“Landlord”) and Century Theatres, Inc., a California corporation (“Tenant”). Capitalized terms used in this Amendment without definition shall have the meanings ascribed to such terms in the Lease (as hereinafter defined).

RECITALS

A.    SYNM Properties, Inc., a New Mexico corporation (“Original Landlord”), and Century Theatres Inc., a Delaware corporation (“Original Tenant”), entered into that certain Lease, dated July 1, 1996 (as amended, the “Lease”), pursuant to which Original Landlord leased to Original Tenant that certain Premises located at 4901 Pan American Freeway, NE, Albuquerque, NM 87109, which Premises are more particularly described in the Lease.

B.    Landlord and Tenant have succeeded to the interests and assumed the obligations of Original Landlord and Original Tenant, respectively, under the Lease.

C.    Tenant intends to serve alcoholic beverages on the Premises and has made application for the appropriate licenses and permissions, both state and local. Tenant has requested that Landlord execute certain documentation required by the local municipality, in which Landlord acknowledges alcoholic beverages will be served on the Premises, and in conjunction therewith, Landlord has asked Tenant to provide additional liability insurance for the benefit of Landlord.

D.    Landlord and Tenant now desire to amend and modify the Lease in several respects upon the terms and conditions contained herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, Landlord and Tenant hereby agree that the Lease shall be and is hereby amended as follows:

1.    Recitals Incorporation. All of the provisions of the Recitals set forth above are incorporated into this Agreements section of this Amendment.

2.    Tenant’s Planned Use. Landlord hereby acknowledges that Tenant’s Planned Use under the Lease includes Tenant’s right to sell and serve alcoholic beverages in and upon the Premises. However, at all times during any period that Tenant sells or serves alcoholic beverages in or upon the Premises, Tenant shall comply with all local, state and federal laws, codes, statutes and ordinances related to the sale or serving of alcoholic beverages, including, but not limited to, all laws, codes, statutes and ordinances promulgated or enforced by the New Mexico Alcohol and Gaming Division. Notwithstanding anything in the Lease to the contrary, Tenant acknowledges, understands and agrees that all of the proceeds from the sale of alcoholic beverages in or upon the Premises shall be included in the definition of Gross Sales and for the purpose of calculating the amount of Percentage Rent due under the Lease.

3.    Tenant’s Insurance.

(a)    The following is added to the end of Section 6.02 A) of the Lease:

“At all times during any period that Tenant sells or serves alcoholic beverages in or upon the Premises, Tenant shall also procure and maintain, as a component of Tenant’s commercial general liability insurance policy, coverage for liquor liability (Dram Shop) insurance in a minimum amount of $1,000,000 per occurrence (or each common cause) and in a minimum amount of $1,000,000 in the aggregate. Prior to the commencement of, and as a condition precedent to, Tenant selling or serving alcoholic beverages in or upon the Premises, Tenant shall deliver to Landlord a certificate of liability insurance that evidences that Tenant has procured such liquor liability (Dram Shop) insurance coverage.”

(b)    Pursuant to Section 6.01 of the Lease, Landlord hereby requests Tenant, and Tenant hereby agrees, to name the following as additional insureds under Tenant’s commercial liability insurance policies and as loss payees under Tenant’s property insurance policies: Landlord, SyWest Development LLC, Syufy Enterprises, L.P., Landlord’s property manager (if any) and Landlord’s lender (if any).

4.    Tenant’s Indemnification of Landlord. The following is added to the end of Section 10.01 of the Lease:

“Tenant’s obligations under this Section 10.01 shall also apply and extend to Tenant selling and serving alcoholic beverages in, upon or about the Premises.”

5.    Tenant’s CUP Application. In consideration of Tenant’s covenants, conditions and agreements herein contained, Landlord shall approve and shall execute any reasonable document related to Tenant’s conditional use permit application to the City of Albuquerque, New Mexico, to allow Tenant to sell and serve alcoholic beverages in and upon the Premises.

6.    Lease in Full Force and Effect. Effective as of the date of this Amendment, the provisions of this Amendment are expressly incorporated into the provisions of the Lease, and the provisions of this Amendment shall become effective on the date of this Amendment, unless a different date for the effectiveness of a provision of this Amendment is specifically indicated herein. Except as specifically amended by this Amendment, the Lease shall continue in full force and effect for the balance of the Lease Term. In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall supersede and prevail.

7.    Authority. Tenant represents and warrants to Landlord that Tenant is duly authorized to enter into this Amendment and that all required consents and approvals of any lender or other third party required for Tenant’s execution of this Amendment have been obtained. Landlord represents and warrants to Tenant that Landlord is duly authorized to enter into this Amendment and that all required consents and approvals of any lender or other third party required for Landlord’s execution of this Amendment have been obtained.

8.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall constitute one and the same instrument. This Amendment shall not become effective as an amendment or modification to the Lease unless and until it has been executed and delivered by Landlord and Tenant.

9.    Successors and Assigns. This Amendment shall bind, and inure to the benefit of, the parties hereto and their respective successors and assigns.

10.    Further Instruments. The parties hereto covenant and agree that they shall execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the objectives of this Amendment.

11.    No Oral Agreements. This Amendment contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents and employees with respect to the subject matter hereof, and none shall be used to interpret or construe the Lease as hereby amended. Except as herein otherwise provided, no alteration, amendment, change, or addition to the Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first written above.

LANDLORD:			TENANT:

Syufy Properties, Inc., a California corporation			Century Theatres, Inc., a California corporation

By:	/s/ William Vierra	By:	/s/ Thomas J. Owens
	William Vierra		Thomas J. Owens
Its:	Sr. Vice President	Its:	Executive Vice President – Real Estate

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